Exhibit 1




                       FINANCIAL STATEMENTS AND SCHEDULES

    IOWA FARM BUREAU FEDERATION AND AFFILIATED COMPANIES 401(k) SAVINGS PLAN

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                       WITH REPORT OF INDEPENDENT AUDITORS

                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan

                              Financial Statements
                                  and Schedules


                  Years ended December 31, 1997, 1996 and 1995






                                    CONTENTS

Report of Independent Auditors.................................................1

Audited Financial Statements

Statements of Net Assets Available for Plan Benefits...........................2
Statements of Changes in Net Assets Available for Plan Benefits................3
Notes to Financial Statements..................................................4


Schedules

Line 27(a) - Schedule of Assets Held for Investment Purposes..................11
Line 27(d) - Schedule of Reportable Transactions..............................12

                         Report of Independent Auditors


The Board of Directors
Iowa Farm Bureau Federation

We have audited the accompanying statements of net assets available for plan benefits of the Iowa Farm Bureau Federation and Affiliated Companies 401(k) Savings Plan as of December 31, 1997 and 1996, and the related statements of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan at December 31, 1997 and 1996, and the changes in its net assets available for plan benefits for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets held for investment purposes at December 31, 1997 and schedule of reportable transactions for the year then ended are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the financial statements. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the 1997 financial statements and, in our opinion, are fairly stated in all material respects in relation to the 1997 financial statements taken as a whole.

The information presented in the schedules of assets held for investment purposes and reportable transactions assume cost to be equal to current value as historical cost information is not available. Disclosure of cost information, which is not considered material to the financial statements taken as a whole, is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.


                                        /s/ Ernst & Young LLP


Des Moines, Iowa
May 18, 1998

                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan

              Statements of Net Assets Available for Plan Benefits




                                                           DECEMBER 31
                                                     1997              1996
                                               ---------------------------------
ASSETS
Investments:
   Mutual funds, at fair value:
     FBL Series Fund, Inc.:
       High Grade Bond Portfolio                  $     232,311    $     211,859
       High Yield Bond Portfolio                        306,352          238,734
       Managed Portfolio                              1,360,349        1,005,085
       Money Market Portfolio                            48,083           51,648
       Blue Chip Portfolio                            1,214,649          722,226
       Growth Common Stock Portfolio                  2,808,449        2,550,253
                                               ---------------------------------
                                                      5,970,193        4,779,805

     FBL Money Market Fund, Inc.                        140,880           57,815
                                               ---------------------------------
   Total investments in mutual funds                  6,111,073        4,837,620

   Flexible premium deferred annuities                3,735,072        3,774,829
   FBL Financial Group, Inc. common stock             3,246,585        2,022,479
   Notes receivable from participants                   709,933          592,745
                                               ---------------------------------
TOTAL INVESTMENTS AND NET ASSETS AVAILABLE
   FOR PLAN BENEFITS                                $13,802,663      $11,227,673
                                               =================================



SEE ACCOMPANYING NOTES.

                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan

                       Statements of Changes in Net Assets
                           Available for Plan Benefits




                                                          YEAR ENDED DECEMBER 31
                                                  1997             1996            1995
                                             --------------------------------------------
Additions:
   Investment income:
     Interest                                $    281,559    $    307,156    $    314,291
     Dividends                                    633,765         101,967         177,406
     Net unrealized and realized gains on
       investments                              1,211,853       1,213,023         628,494
                                             --------------------------------------------
                                                2,127,177       1,622,146       1,120,191
   Contributions:
     Employees                                    635,753         548,285         501,033
     Employer                                     499,702         306,004            --
     Rollovers from other plans                    77,865         142,604          15,298
                                             --------------------------------------------
Total additions                                 3,340,497       2,619,039       1,636,522

Deductions - benefits paid to participants       (765,507)       (348,256)       (265,194)
                                             --------------------------------------------
Net additions                                   2,574,990       2,270,783       1,371,328

Net assets available for plan benefits at
   beginning of year                           11,227,673       8,956,890       7,585,562
                                             --------------------------------------------
Net assets available for plan benefits at
   end of year                               $ 13,802,663    $ 11,227,673    $  8,956,890
                                              ===========================================



SEE ACCOMPANYING NOTES.


                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan

                          Notes to Financial Statements

                                December 31, 1997




1. SIGNIFICANT ACCOUNTING POLICIES

Investments in FBL Series Fund, Inc., FBL Money Market Fund, Inc. and common stock of FBL Financial Group, Inc. are stated at fair market value, based on the latest quoted market price. Investments in flexible premium deferred annuities, which are considered fully benefit-responsive contracts, are valued at contract value (including earnings attributed to the investment). Contract value approximates fair value.

Notes receivable from participants are stated at the unpaid principal balance plus accrued interest, which approximate fair value. The interest rate is 1-1/2% above the FBL Flexible Premium Deferred Annuity Rate and was 7.75% during the year ended December 31, 1997 and ranged from 7.75% to 8.35% and 8.10% to 8.60% during the years ended December 31, 1996 and 1995, respectively

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


2. DESCRIPTION OF THE PLAN

Iowa Farm Bureau Federation and Affiliated Companies 401(k) Savings Plan (the
Plan) is a defined contribution plan which covers substantially all employees of Iowa Farm Bureau Federation and affiliated companies (the Companies) and is designed to provide retirement benefits. Participants are allowed to contribute from 1% to 15% of their salaries, after tax, to the Plan, subject to certain limitations described in the plan document. The Companies may contribute a discretionary matching contribution equal to a percentage not to exceed the aggregate amount of compensation contributed to each participant's deferral account for each plan year. Effective January 1, 1996, the Companies approved a plan amendment which provides profit sharing for agency managers and assistant agency managers through employer contributions to the Plan. All amounts are 100% vested. The Plan also allows for participants to borrow money from the Plan subject to certain provisions.

In addition, the Companies provide a supplemental early retirement plan. During 1997, the supplemental plan combined with the basic defined benefit retirement plan and the combined plan provides employees 70% of average monthly compensation after age 55 with 30 years of service. Because total contributions to the supplemental early retirement plan, and the Plan would likely exceed the 25% of taxable compensation limitation, the Companies discontinued pre-tax contributions to the 401(k) plan effective January 1, 1994 and implemented a 401(m) amendment to the plan. The 401(m) amendment will only allow after-tax dollar contributions. See Note 6.

                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan

                    Notes to Financial Statements (continued)




2. DESCRIPTION OF THE PLAN (CONTINUED)

On termination of service, the participant may elect to receive either a lump-sum amount equal to the value of the account or equal installment payments over a period of time not to exceed the life expectancy of the participant.

The foregoing description of the Plan provides only general information. A more complete description of the Plan's provisions may be obtained from the plan administrator.


3. INVESTMENTS

Contributions are invested in the mutual funds, flexible premium deferred annuities sponsored by or offered by the Companies or common stock of FBL Financial Group, Inc. Participants may elect which portfolios of the mutual funds to invest their contributions. The portfolios invest primarily in common stock, fixed income, high quality corporate bonds, debt securities of the United States Government and short-term money markets. Participants electing to have contributions deposited into the Flexible Premium Deferred Annuities receive interest at a rate determined by the Board of Directors of Farm Bureau Life Insurance Company, with a guaranteed rate of 3%. These rates vary based upon the investment experience of the general account of Farm Bureau Life Insurance Company. The interest rate credited to these contributions was 6.25% during the year ended December 31, 1997 and ranged from 6.25% to 6.85% and 6.60% to 7.10% during the years ended December 31, 1996 and 1995, respectively. During the years ended December 31, 1997, 1996 and 1995, the average yield on the Flexible Premium Deferred Annuities was 6.25%, 6.65% and 6.84%, respectively. Participants who elect to purchase stock in the Company do so at the closing market price on the trade date.

                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan

                    Notes to Financial Statements (continued)




3. INVESTMENTS (CONTINUED)

Changes in net assets available for plan benefits for each investment option are as follows:


                                     HIGH GRADE     HIGH YIELD                      MONEY
                                        BOND           BOND          MANAGED        MARKET        BLUE CHIP
                                      PORTFOLIO      PORTFOLIO      PORTFOLIO      PORTFOLIO      PORTFOLIO
                                    --------------------------------------------------------------------------
Net assets available for plan
   benefits at January 1, 1995       $   185,448    $   229,548    $   622,588    $    56,870    $   384,796
   Interest and dividend income           12,910         19,065         38,250          2,281          4,046
   Net unrealized and realized
     gains on investments                 11,408          8,147        118,477           --          121,697
   Contributions:
     Employees                             8,835         16,258         82,854          7,328         38,453
     Rollovers from other plans              341            751          3,434          1,330            751
   Benefits paid to participants          (2,527)       (18,708)       (25,378)          (525)       (18,218)
   Transfers between funds                 9,117         (8,707)       (15,042)        (1,287)       (15,505)
                                    --------------------------------------------------------------------------
Net assets available for plan
   benefits at December 31, 1995         225,532        246,354        825,183         65,997        516,020
   Interest and dividend income           13,289         17,907         29,356          2,037          3,529
   Net unrealized and realized
     gains (losses) on investments        (1,860)         9,748        106,246           --          109,081
   Contributions:
     Employees                            13,883         18,650         93,830          7,631         53,842
     Employer                              1,922          9,692         67,123           --           83,182
     Rollovers from other plans            1,212            774         33,410          3,462         18,209
   Benefits paid to participants          (5,586)        (3,559)       (30,159)        (5,221)       (23,266)
   Transfers between funds               (36,533)       (60,832)      (119,904)       (22,258)       (38,371)
                                    --------------------------------------------------------------------------
Net assets available for plan
   benefits at December 31, 1996         211,859        238,734      1,005,085         51,648        722,226
   Interest and dividend income           12,942         19,862        126,382          1,883          5,982
   Net unrealized and realized
     gains (losses) on investments         6,043          8,099        (15,418)          --          191,968
   Contributions:
     Employees                            14,560         23,712         92,175          9,522         74,355
     Employer                              2,307         19,956         96,606           --          135,613
     Rollovers from other plans             --            2,208         16,758           --           10,501
   Benefits paid to participants          (2,355)        (3,824)       (60,422)          (962)       (35,727)
   Transfers between funds               (13,045)        (2,395)        99,183        (14,008)       109,731
                                    --------------------------------------------------------------------------
Net assets available for plan
   benefits at December 31, 1997     $   232,311    $   306,352    $ 1,360,349    $    48,083    $ 1,214,649
                                    ==========================================================================


                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan

                    Notes to Financial Statements (continued)




3. INVESTMENTS (CONTINUED)


                                                                                      FBL
                                      GROWTH                        FLEXIBLE       FINANCIAL       NOTES
                                      COMMON         FBL MONEY       PREMIUM      GROUP, INC.    RECEIVABLE
                                      STOCK         MARKET FUND,     DEFERRED       COMMON          FROM
                                    PORTFOLIO          INC.         ANNUITIES        STOCK       PARTICIPANTS        TOTAL
                                ---------------------------------------------------------------------------------------------
Net assets available for plan
   benefits at January 1, 1995    $  1,620,314    $     69,154    $  3,918,338    $              $    498,506    $  7,585,562
   Interest and dividend income         97,744           3,110         280,358            --           33,933         491,697
   Net unrealized and realized
     gains on investments              368,765            --              --              --             --           628,494
   Contributions:
     Employees                         161,425          11,276         174,604            --             --           501,033
     Rollovers from other plans          5,056            --             3,635            --             --            15,298
   Benefits paid to participants       (79,269)         (2,139)       (118,430)           --             --          (265,194)
   Loans made to participants             --              --          (353,300)           --          353,300            --
   Loan repayments                        --              --           306,160            --         (306,160)           --
   Transfers between funds             (19,610)        (11,045)         62,079            --             --              --
                                ---------------------------------------------------------------------------------------------
Net assets available for plan
   benefits at December 31, 1995     2,154,425          70,356       4,273,444            --          579,579       8,956,890
   Interest and dividend income         27,671           2,540         268,960           5,638         38,196         409,123
   Net unrealized and realized
     gains on investments              384,965            --              --           604,843           --         1,213,023
   Contributions:
     Employees                         173,441          11,670         159,267          16,071           --           548,285
     Employer                           76,094            --            59,660           8,331           --           306,004
     Rollovers from other plans         17,746            --            65,721           2,070           --           142,604
   Benefits paid to participants       (77,415)         (2,755)       (200,295)           --             --          (348,256)
   Loans made to participants             --              --          (412,000)           --          412,000            --
   Loan repayments                        --              --           437,030            --         (437,030)           --
   Transfers between funds            (206,674)        (23,996)       (876,958)      1,385,526           --              --
                                ---------------------------------------------------------------------------------------------
Net assets available for plan
   benefits at December 31,
   1996                              2,550,253          57,815       3,774,829       2,022,479        592,745      11,227,673


                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan

                    Notes to Financial Statements (continued)




3. INVESTMENTS (CONTINUED



                                                                                         FBL
                                       GROWTH                        FLEXIBLE         FINANCIAL       NOTES
                                       COMMON        FBL MONEY       PREMIUM         GROUP, INC.    RECEIVABLE
                                       STOCK           MARKET        DEFERRED          COMMON          FROM
                                     PORTFOLIO       FUND,INC.       ANNUITIES         STOCK       PARTICIPANTS        TOTAL
                                -----------------------------------------------------------------------------------------------
   Interest and dividend income    $    430,481    $      3,085    $    234,579    $     33,148    $     46,980    $    915,324
   Net unrealized and realized
     gains (losses) on
     investments                       (232,728)           --              --         1,253,889            --         1,211,853
   Contributions:
     Employees                          193,170           7,318         138,235          82,706            --           635,753
     Employer                           123,637            --            48,230          73,353            --           499,702
     Rollovers from other plans          15,820            --            25,624           6,954            --            77,865
   Benefits paid to participants       (232,118)           (830)       (403,233)        (26,036)           --          (765,507)
   Loans made to participants              --              --          (599,900)           --           599,900            --
   Loan repayments                         --              --           529,692            --          (529,692)           --
   Transfers between funds              (40,066)         73,492         (12,984)       (199,908)           --              --
                                -----------------------------------------------------------------------------------------------
Net assets available for plan
   benefits at December 31,
   1997                            $  2,808,449    $    140,880    $  3,735,072    $  3,246,585    $    709,933    $ 13,802,663
                                ===============================================================================================


The fair values of individual investments that represent 5% or more of the Plan's net assets are as follows:



                                                               DECEMBER 31
                                                           1997          1996
                                                        ------------------------
FBL Series Fund, Inc.:
  Managed Portfolio (102,668 shares in 1997 and
    75,798 shares in 1996)                              $1,360,349   $1,005,085
  Blue Chip Portfolio (33,397 shares in 1997 and
    24,700 shares in 1996)                               1,214,649      722,226
  Growth Common Stock Portfolio (208,807 shares
    in 1997 and 173,369 shares in 1996)                  2,808,449    2,550,253
Flexible premium deferred annuities                      3,735,072    3,774,829
Common stock of FBL Financial Group, Inc.
  (80,564 shares in 1997 and 80,957 shares in 1996)      3,246,585    2,022,479

                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan

                    Notes to Financial Statements (continued)




4. INCOME TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service dated April 30, 1998, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 (the "Code") and, therefore, is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code and ERISA to maintain its tax-exempt status. The administrator is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status.


5. ADMINISTRATIVE AND OPERATING EXPENSES

The Companies pay all administrative and operating expenses of the Plan.


6. SUBSEQUENT EVENT

Effective January 1, 1998, the Companies approved a plan amendment which discontinues 401(m) post-tax contributions and implements a 401(k) amendment to the Plan. The 401(k) amendment will only allow before-tax dollar contributions.


7. YEAR 2000 ISSUE (UNAUDITED)

The Companies have developed a plan to modify their internal information technology to be ready for the year 2000 and have begun converting critical data processing systems. The project also includes determining whether third party service providers have reasonable plans in place to become year 2000 compliant. The Companies currently expect the project to be substantially complete by December 31, 1998. The Companies do not expect this project to have a significant effect on plan operations.

                                    Schedules

                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan

          Line 27(a) - Schedule of Assets Held for Investment Purposes

                                December 31, 1997




        IDENTITY OF ISSUER,               DESCRIPTION OF INVESTMENT
             BORROWER,                    INCLUDING MATURITY DATE,                                 CURRENT
         OR SIMILAR PARTY                     RATE OF INTEREST                   COST*              VALUE
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
FBL Series Fund, Inc.               Investments in mutual fund as
                                       follows:
                                       High Grade Bond Portfolio              $     232,311      $     232,311
                                       High Yield Bond Portfolio                    306,352            306,352
                                       Managed Portfolio                          1,360,349          1,360,349
                                       Money Market Portfolio                        48,083             48,083
                                       Blue Chip Portfolio                        1,214,649          1,214,649
                                       Growth Common Stock Portfolio
                                                                                  2,808,449          2,808,449

FBL Money Market Fund, Inc.
                                    Money market mutual fund                        140,880            140,880

Farm Bureau Life Insurance Company  Flexible premium deferred annuities
                                                                                  3,735,072          3,735,072

FBL Financial Group, Inc.           Class A common stock                          3,246,585          3,246,585

Various participants                Notes receivable, 7.75% to 10.25%,
                                       due through December 2001
                                                                                    709,933            709,933
                                                                          --------------------------------------
Total investments                                                               $13,802,663        $13,802,663
                                                                          ======================================



The issuers of all of the investments above are considered as parties-in-interest to the Plan.



* Cost is assumed to equal current value as historical cost information is not available for all types of investments.

                   Iowa Farm Bureau Federation and Affiliated
                          Companies 401(k) Savings Plan

                Line 27(d) - Schedule of Reportable Transactions

                          Year ended December 31, 1997




  NUMBER OF
 TRANSACTIONS     IDENTITY OF PARTY INVOLVED                      DESCRIPTION OF ASSET
-----------------------------------------------------------------------------------------------------

CATEGORY (III) - ANY TRANSACTIONS INVOLVING SECURITIES OF THE SAME ISSUE, WHEN
AGGREGATED, EXCEEDS 5% OF PLAN ASSETS.

    69         FBL Series Fund, Inc.*                      Purchases of Blue Chip Portfolio
    24         FBL Series Fund, Inc.*                      Sales of Blue Chip Portfolio
    66         FBL Series Fund, Inc.*                      Purchases of Growth Common Stock Portfolio
    66         FBL Series Fund, Inc.*                      Sales of Growth Common Stock Portfolio
   116         Farm Bureau Life Insurance Company*         Purchases of Flexible Premium Deferred
                                                              Annuity
   161         Farm Bureau Life Insurance Company*         Sales of Flexible Premium Deferred Annuity
    67         FBL Financial Group, Inc.*                  Purchases of FBL Financial Group common
                                                              stock
    21         FBL Financial Group, Inc.*                  Sales of FBL Financial Group common stock
    98         Various participants*                       Issuance of notes receivable
    12         Various participants*                       Repayments (net of interest) of notes
                                                              receivable


THERE WERE NO CATEGORY (i), (ii) OR (iv) TRANSACTIONS DURING THE YEAR ENDED DECEMBER 31, 1997.

*    Indicates party-in-interest to the Plan.

Cost information is not available. Purchases include expenditures for securities and realized and unrealized gains/losses during the year. Sales represent proceeds received upon sale of securities.

                                                        CURRENT VALUE   NET GAIN
  PURCHASE PRICE    SELLING PRICE      COST OF ASSET      OF ASSET       (LOSS)
--------------------------------------------------------------------------------




   $   544,047    $              -      $   544,047     $   544,047       $ -
             -              51,624           51,624          51,624         -

       677,666                   -          677,666         677,666         -

             -             419,470          419,470         419,470         -

     1,192,707                   -        1,192,707       1,192,707         -

             -           1,232,464        1,232,464       1,232,464         -

     1,617,410                   -        1,617,410       1,617,410         -

             -             393,304          393,304         393,304         -
       599,900                   -          599,900         599,900         -

             -             482,712          482,712         482,712         -